OPTION AGREEMENT

THIS AGREEMENT made effective as of the 12 day of May, 2016

BETWEEN:

Brandon Wilson Association Placer, with an office at 14605 Geronimo Trail, Reno NV,
89521 USA
(the "Optionor")

OF THE FIRST PART

AND:

Enertopia Corporation, a company with an office at Suite 950 1130 West Pender,
Vancouver, BC, V6E 4A4 Canada
(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.     The Optionor entered in to a letter of intent with the Optionee as represented by S P W Inc. dated April 21, 2016 (the “LOI”), pursuant to which the Optionee has the exclusive option to acquire an undivided 100% right, title and interest in and to certain mineral claims as set out in Schedule A (the “Brandon Wilson Association Placer Concessions”), mining claim Concession are referred to as the “Concessions” or the “Property” and taken together are known as the “Central Nevada Lithium Brine Project”. The Optionee may acquire the Property, subject to the Royalty (as defined herein), on the terms and conditions hereinafter set forth.

B.     The Concessions are held to the benefit of the Optionor. It is understood that the Optionee will be acquiring the Concessions held by the Optionor.

C.     The Concessions are subject to a 1.5 per cent Net Smelter Returns Royalty that can be repurchased at any time for $500,000 for every 1/3 (or 0.5 per cent) from production from such claims as more particularly described in Schedule B to this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

	(a)	"Option" means the option to acquire an undivided 100% right, title and interest in and to the Property, subject to the Royalty, as provided in this Agreement;

	(b)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(c)

"Property" means the mineral claims located in Churchill, Lander and Nye Counties, Nevada as more particularly set out in Schedule "A" hereto, including any replacement or successor claims, and all mineral/mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprising the Property includes any mineral/mining leases or other interests into which such mineral claim may have been replaced or converted;

(d)

"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

	(e)	"Royalty" means a royalty of 1.5% of net smelter returns which can be purchased for $500,000 per 1/3 (or 0.5%) payable to S P W Inc., as more particularly defined in Schedule "B";

	(f)	"Shares" means the common shares in the capital of the Optionee, as constituted on the date hereof, to be issued to the Optionor pursuant to the exercise of the Option; and

(g)

“Bonus Shares” means the common shares in the capital of the Optionee, as constituted on the date hereof, to be issued to the Optionor pursuant to the discovery of a Lithium enriched brine with an average 300ppm Li over 100 foot vertical interval in the enriched lithium brine in the Central Nevada Brine Project. 1,000,000 Bonus Shares will be issued per each successful property discovery meeting the foregoing criteria up to a maximum 3,000,000 Bonus Shares.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR.

	(a)	The Optionor represents and warrants to and covenants with the Optionee, with the knowledge that the Optionee relies upon same in entering into this Agreement, that:

(i) it has been duly formed and validly exists in good standing with respect to the filing of annual reports under the laws of its jurisdiction of formation;

(ii) no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

(iii)

it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(iv)

it is legally entitled to hold the Property and the Property Rights and will remain so entitled until and always to the extent such is required for the due transfer to the Optionee of its requisite interest in and to the Property pursuant to and upon the exercise of the Option, subject to the Optionee keeping the claims in good standing as set out in Section 7(a) of this Agreement;

(v)

it is, and at the time of each transfer to the Optionee of an interest in and to the Property pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest, free and clear of all liens, charges, claims, liabilities and adverse interests of any nature or kind, subject only to the Schedule B Royalty, and no taxes or rentals are or will be due in respect of the Property; the mineral claims comprising the Property and the mineral agreements in respect thereof have been, to the best of the Optionor's knowledge and belief after reasonable inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof;

(vi)

to the knowledge of the Optionor there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Optionor after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise except as disclosed in this Agreement;

(vii)

to the knowledge of the Optionor it has the right to use the surface to the extent necessary subject to the overriding mining laws in effect in respect of the Property which are necessary or desirable to conduct the exploration and development thereof, including but not limited to the activities contemplated in Section 6 hereof;

(viii)	no third party consent of any kind is required by the Optionor to enter into this Agreement and grant the Option contemplated hereby;

(ix)	the Optionor has not conducted any work on the Property that was not in accordance with all applicable environmental laws, orders and rulings;

(x)

any Shares issued to the Optionor have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any State securities laws, and may not be offered and sold, directly or indirectly, in the United States or by or to or for the account or benefit of a U.S. Person (as defined in Regulation S ("Regulation S") promulgated under the 1933 Act) without registration under the 1933 Act and any applicable State securities laws, unless an exemption from registration is available;

(xi)

the Optionee has no present intention and is not obligated under any circumstances to register the Shares, or to take any other actions to facilitate or permit any proposed resale or transfer thereof in the United States or otherwise by or to or for the account or benefit of a U.S. Person, and in particular, the Optionor and the Optionee further acknowledge and agree that the Optionee is hereby required to refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration;

(xii)

in the event that any of the Shares are subject to a hold period or any other restrictions on resale and transferability, the Optionee will place a legend on the certificates representing the Securities as are required under Securities Act (British Columbia), the Canadian Securities Exchange or as otherwise required by applicable regulatory authorities;

(xiii)

the Optionor acknowledges and agrees that the Shares will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and the requirements of the Canadian Securities Exchange, and it is the Optionor's responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares; and

(xiv)

the Optionor acknowledges and agrees that the Shares will be issued pursuant to pursuant to exemptions (the "Exemptions") from the registration and prospectus requirements of applicable securities laws. The Shares will be subject to a number of resale restrictions, including a restriction on trading. Until the restriction on trading expires, the Optionor will not be able to trade the Shares unless the Optionor complies with an exemption from the prospectus and registration requirements under applicable securities laws. The Optionor acknowledges and agrees that the Optionor will be receiving the Shares as Principal and that the Shares are being issued pursuant to the Exemption provided for in Section 2.13 (Petroleum, Natural Gas and Mining Properties) of National Instrument 45-106 –

Prospectus and Registration Exemptions.

(b)

The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution and performance of this Agreement and of any transfers, assignments, deeds or further documents or acts of the parties respecting the Property.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE.

	(a)	The Optionee represents and warrants to and covenants with the Optionor, with the knowledge that the Optionor relies upon same in entering into this Agreement, that:

(i)

it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)

no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(iii)

it has all requisite corporate power and capacity, and has duly obtained all requisite corporate authorizations and performed all requisite corporate acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its shareholders or directors, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority applicable to it; and

		(iv)	it is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate.

(b)

The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

4.	GRANT AND EXERCISE OF OPTION.

(a)

The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 100% right, title and interest in and to the Property, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, except for the Royalty.

	(b)	The Option shall be in good standing and exercisable by the Optionee by paying the following amounts on or before the dates specified in the following schedule:

		(i)	paying the Optionor $7,000 on signing the letter of intent (paid) to S P W Inc. ,

(ii)

paying the Optionor $12,000 or as otherwise directed by the Optionor on or before the execution of this Agreement and issuing to the Optionor 3,500,000 common shares in the capital stock of the Optionee as soon as practicable following the execution of this Agreement as per the Optionor delivery instructions,

		(iii)	paying the Optionor $12,000 on or before the six month anniversary of this Agreement or as otherwise directed by the Optionor,

		(iv)	paying the Optionor $22,500 on or before the one year anniversary of this Agreement or as otherwise directed by the Optionor,

	(c)	The Optionor acknowledges and agrees that the Shares will be subject to hold periods and restrictions on resale in accordance with applicable securities laws.

(d)

All payments made pursuant to Section 4(b) shall be made by check or wire transfer delivered as the Optionor may instruct. Upon making payment, the Optionee shall be relieved of any responsibility for such payment to the Optionor.

5.	DELIVERIES AND CONVEYANCE

(a)

Optionee Rights. By executing this Agreement the Optionor hereby grants to the Optionee the sole and exclusive right to purchase the Property from the Optionor, which right shall grant possession of the Property exclusively to the Optionee, its successors and assigns. During the term of the Agreement, the Optionee shall have the right to conduct all activities related to the mineral exploration, development and mining of the Property, subject to the terms of this Agreement.

	(b)	Items to Be Delivered by the Optionor on exercise of Option. The Optionor shall deliver or cause to be delivered to the Optionee:

		(i)	A fully executed Deed to Unpatented Mining Claims for the Property; and

		(ii)	Any affidavit or disclosure statement or certification as may be required under the laws of the State of Nevada for the conveyance of the Property.

(c)

Items to Be Delivered by the Optionee on effective date of Option. On the effective date, the Optionee, at its sole cost and expense, shall deliver, or cause to be delivered to the Optionor the initial payment due under this Agreement.

	(d)	Completion of Option.

(i)

Completion of Option. The completion of option with respect to the conveyance of the Property (the “Completion of Option”) shall occur upon the Optionee completing payment to the Optionor of the payments described in Section 4(b) above. If the date for the Completion of Option is not a business day for the County Recorder of the county in which the Property is located, then the Completion of Option shall occur on the first business day thereafter. The Completion of Option shall occur at such location as the parties may agree. The Optionee shall have the right to close prior to the Closing Deadline upon providing the Optionor with not less than ten (10) days prior written notice and payment of the full purchase price.

(ii)

Delivery of Title. Optionor, upon receiving full payment of the balance due under Section 4(b), shall deliver to the Optionee, or its heirs or assigns, the executed deed described in Section 5(b) above.

6.

RIGHT OF ENTRY. Throughout the Option Period, the Optionee and its directors, officers, employees, servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

	(a)	enter thereon;

	(b)	have exclusive and quiet possession thereof;

	(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

	(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

	(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

7.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD. During the Option Period, the Optionee shall:

(a)

maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionees activities thereon except those at the time contested in good faith by the Optionee;

(b)

keep the Mining Claims in good standing by making payments to the Bureau of Land Management ("BLM") and to Lander and Nye County on or before August 31 of each year during the currency hereof and by the doing of all other acts and things and making all other payments which may be necessary in these regards, including, but not limited to, any payments or acts required by the BLM and the State of Nevada;

(c)

permit the partners, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any partner, employee or designated consultant of the Optionor while on the Property;

(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(e)

indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionees activities on the Property, but the Optionee shall incur no obligation hereunder in respect of any such costs, claims. liabilities and expenses arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition and in full compliance with requirements of all environmental laws and regulations;

(f)	permit the Optionor, at its own expense, reasonable access to the Property as long as this agreement is in effect;

(g)

deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

The Optionor acknowledges and agrees that all technical and other information concerning the Property provided by the Optionee to it, directly or indirectly, shall be treated as confidential information, and it shall not copy, transmit or otherwise disclose, disseminate or use such information, including but not limited to use in violation of insider trading and other provisions of applicable securities laws, without the express written consent of the Optionee, except for information news released or made public in another manner by the Optionee prior to release by the Optionor.

8.	TERMINATION OF OPTION.

	(a)	The Option shall terminate:

		(i)	subject to paragraphs 14 and 15 hereof, upon the Optionee failing to make any payment or issuance of Shares which must be made or issued in exercise of the Option;

		(ii)	subject to paragraphs 14 and 15 hereof, upon the Optionee failing to remedy a default as provided therein; or

(iii)

at any other time, by the Optionee giving a minimum of fifteen (15) days notice of such termination to the Optionor. In the event that the Optionee provides such notice less than fifteen (15) days prior to August 31st of any year, the Optionee shall pay all claim maintenance fees and lease payments for such year.

	(b)	If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall:

(i)

deliver or make available at no cost to the Optionor, within 90 days of such termination, all drill core, RC hole chip trays, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished or made available to the Optionor;

(ii)

reclaim the Property in accordance with the requirements of all applicable environmental laws and regulations, but only to the extent that such requirements result from the Optionees activities on the Property hereunder.

(c)

If the Option is terminated otherwise than upon the exercise thereof, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

9.

POWER TO CHARGE PROPERTY. The Optionor shall not grant or permit to exist any liens, charges or mortgages (collectively referred to as an "encumbrance") upon the property or any portion thereof. At any time after the Optionee has exercised the Option, in whole or in part, the Optionee may grant encumbrances upon the Property or any portion thereof, upon any mill or other fixed assets located thereon, and upon any or all of the tangible personal property located on or used in connection with the Property, to secure financing for the development of the Property, always provided that, unless otherwise agreed to by the Optionor, it shall be a term of each encumbrance that the encumbrancee or other person acquiring title to the Property upon enforcement of the encumbrance shall hold the same subject to the Royalty as if the encumbrancee or such other person had executed this Agreement.

10.

TRANSFERS. The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, transferee or recipient of any such interest shall have first delivered to the Optionor a written agreement to be bound by the terms of this Agreement.

11.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT. The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate at the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee, the Optionee shall retransfer such title to the Optionor at the Optionees expense.

12.	FORCE MAJEURE.

(a)

If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay except where in violation of the underlying agreements, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing;

(b)

The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

13.

CONFIDENTIAL INFORMATION. No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies. Where such information has been news released or put into the public domain in some other manner by the Optionee no such approval is necessary either prior to or following disclosure by the Optionor.

14.	ARBITRATION.

	(a)	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b)

It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 30 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c)

The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 30 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 30 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

	(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

15.	DEFAULT. If at any time during the Option Period, the Optionee is in default of any material provision in this Agreement, the Optionor may terminate this Agreement, but only if:

	(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)

the Optionee has not, within 60 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee, always provided that the default in question has not been cured or substantially cured at the time of the Optionee giving such notice of termination.

16.

NOTICES. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier (with electronic confirmed receipt), shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

17.	GENERAL.

	(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b)

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

	(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

	(e)	This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

	(f)	Time shall be of the essence in this Agreement.

	(g)	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED BY
Brandon Wilson Association Placer

Per:

Authorized Signatory

SIGNED AND DELIVERED BY
Enertopia Corporation

Per:

Authorized Signatory

SCHEDULE "A"

Central Nevada Lithium Brine Project Concessions

BIG SMOKY VALLEY, NYE COUNTY NEVADA

CLAIM NUMBER	STAKING DATE
BSV1	April 23, 2016
BSV2	April 23, 2016
BSV3	April 23, 2016
BSV4	April 23, 2016
BSV5	April 23, 2016
BSV6	April 23, 2016
BSV7	April 23, 2016
BSV8	April 23, 2016
BSV9	April 23, 2016
BSV10	April 23, 2016
BSV11	April 23, 2016
BSV12	April 23, 2016
BSV13	April 23, 2016
BSV14	April 23, 2016
BSV15	April 23, 2016
BSV16	April 23, 2016
BSV17	April 24,2016
BSV18	April 24,2016
BSV19	April 24,2016
BSV20	24 April 2016
BSV21	April 24,2016
BSV22	April 24,2016
BSV23	April 24,2016

2

BSV24	April 24, 2016
BSV25	April 24,2016
BSV26	April 24, 2016
BSV27	April 24, 2016
BSV28	April 24, 2016
BSV29	April 24, 2016
BSV30	April 24, 2016
BSV31	April 24, 2016
BSV32	April 24, 2016
BSV33	April 24, 2016
BSV34	April 24, 2016
BSV35	April 24, 2016
BSV36	April 24, 2016
BSV37	April 24, 2016
BSV38	April 24, 2016
BSV39	April 24, 2016
BSV40	April 24, 2016
BSV41	April 24, 2016
BSV42	April 24, 2016
BSV43	April 24, 2016
BSV44	April 24, 2016
BSV45	April 24, 2016
BSV46	April 24, 2016
BSV47	April 24, 2016
BSV48	April 24, 2016
BSV49	April 24, 2016

3

BSV50	April 24, 2016
BSV51	April 24, 2016
BSV52	April 24, 2016
BSV53	April 24, 2016
BSV54	April 24, 2016
BSV55	April 24, 2016
BSV56	April 24, 2016
BSV57	April 24, 2016
BSV58	April 24, 2016
BSV59	April 24, 2016
BSV60	April 24, 2016
BSV61	April 24, 2016
BSV62	April 24, 2016
BSV63	April 24, 2016
BSV64	April 24, 2016

EDWARDS CREEK VALLEY, CHURCHILL COUNTY NEVADA

CLAIM NUMBER	STAKING DATE
ECV1	April 24, 2016
ECV2	April 24, 2016
ECV3	April 24, 2016
ECV4	April 24, 2016

SMITH CREEK VALLEY, LANDER COUNTY NEVADA

CLAIM NUMBER	STAKING DATE
SCV1	April 24, 2016

4

SCV2	April 24, 2016
SCV3	April 24, 2016
SCV4	April 24, 2016

SCHEDULE "B"

To the Option Agreement Between Brandon Wilson Association Placer and Enertopia Corporation
Effective as of May 12, 2016

Royalty

Any capitalized terms not defined in this Schedule "B" have the meaning ascribed to them in the Option Agreement to which this Schedule "B" is attached.

The Royalty reserved herein shall be subject to the following:

1.	Definitions

a.      "Commercial Operation" means the operation of the Property or any part thereof as a mine but not including any bulk sampling programs or pilot plant or test operations. Commercial Operation shall be deemed to have commenced on date of the first sale of Product from the Property.

b.      "Gross Revenues" means the aggregate of the following revenues (without duplication) received or accrued in each quarterly period:

(i)	the revenue from arm's length purchasers of all Products;

(ii)	the fair market value of all Products sold to persons not dealing at arm's length with Enertopia Corporation; and

(iii)	any proceeds of insurance on Products;

c.      "Net Smelter Return" means Gross Revenues less Permissible Deductions.

d.      “Permissible Deductions” means the aggregate of the following charges (without duplication) that are paid or accrued with respect to the Property in each quarterly period:

(i)	transportation costs for Products from the Property to the place of delivery of Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses,

(ii)

all costs, expenses and charges which are either paid or incurred in connection with refinement of Products by a third party, including all smelter and refinery charges and all weighing, sampling, assaying, representation and storage costs, any umpire charges, and any penalties charged by the refinery or smelter, but not including mining, milling or concentration charges paid or incurred with respect to Products, and

(iii)	all transport insurance on Products;

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e.      “Products” means all ores, concentrates, minerals and refined or semi-refined products produced from the Property;

2.	Terms and Repurchase of Royalty

a.      Estimation of Royalty. The Royalty will consist of a 1.5% of Net Smelter Return calculated on a quarterly basis on all Products extracted from, processed and sold that originated from Commercial Operations on the Property from and after Commercial Operation. The Royalty can be purchased for $500,000 per 1/3 (or 0.5%) payable to S P W Inc. or its assignee.

b.      Frequency of Payment of Royalty. The Royalty shall be due and payable within ten (10) business days after the end date of each calendar quarter, following Commercial Operation. The SPW Inc.’s Royalty in the area of the Property will remain valid in all of Enertopia Corporation’s future business activities.

c.      Method of Making Payments. All payments required hereunder may be mailed or delivered to any single depository as SPW Inc. may instruct. If Enertopia Corporation or assigns, the party paying the Royalty (the "Payor") makes a payment or payments on account of the Royalty in accordance with the provisions of this Schedule “B”, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the party receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

3.	Records and Reports

a.      Records, Inspection and Audit. Within seventy five (75) days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (the Payor shall deliver to SPW Inc. a statement of the Royalty paid for said calendar year (the "Statement").

b.      Objections. All Royalty payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless within ninety (90) days after receipt by SPW Inc. of a Statement in respect of such Royalty payments. SPW Inc. disputes any calculation of Royalty by delivering to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection Upon delivery of an Objection Notice, SPW Inc. shall have the right within a period of ninety (90) days from the date of the Objection Notice, upon reasonable notice to the Payor, to inspect the Payor's books and records relating to the Royalty payments made in the applicable calendar year and to conduct an independent audit of such books and records at its own cost and expense. All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with International Financial Reporting Standards. If such audit determines that there has been a deficiency or an excess in the Royalty payments made to SPW Inc. in the applicable calendar year, such deficiency or excess will be resolved by adjusting the next payment due hereunder. SPW Inc. will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist.

c.      Objections. If SPW Inc. does not deliver an Objection Notice during the ninety (90) day period after receipt of a Statement, all payments of Royalty for the calendar year will be considered final and in full satisfaction of all obligations of the Payor with respect thereto.

4.	Inurement

The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

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5.	Assignments by SPW Inc.

SPW Inc. may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder; provided, however, that the Payor shall be under no obligation to make its payments hereunder to such assignee, transferee, pledgee or other third party until the Payor's receipt of notice concerning the assignment or transfer.